Exhibit 3.44
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
FLIGHT INTERNATIONAL AVIATION LLC
     This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Flight International Aviation LLC (the “Company”) is entered into and shall be effective as of immediately following the closing of the Acquisition (as defined below) on December 1, 2003, by Vertex Aerospace LLC, a Delaware limited liability company, as sole member (the “Member”).
RECITALS
     A. A Certificate of Formation of the Company (the “Certificate of Formation”) was filed with the Secretary of State of the State of Delaware on November 18, 2002 (the “Formation Date”).
     B. The Member entered into that certain Limited Liability Company Agreement of the Company dated as of the Formation Date (the “Original Agreement”).
     C. L-3 Communications Integrated Systems L.P., a Delaware corporation, acquired all the outstanding limited liability company membership interests of the Member from RAAH I, LLC, a Delaware limited liability company, on December 1, 2003 (the “Acquisition”), and became the sole member and manager of the Member on December 1, 2003.
     D. The Member now desires to amend and restate the Original Agreement in its entirety.
     Accordingly, the Member hereby amends and restates the Original Agreement in its entirety, effective as of immediately following the closing of the Acquisition, as follows:
     1. Continuation; Amendment and Restatement. The Member hereby continues the Company pursuant to the terms and conditions of this Agreement. This Agreement amends and restates the Original Agreement in its entirety, effective as of immediately following the closing of the Acquisition.
     2. Name. The name of the limited liability company is Flight International Aviation LLC.
     3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (the “Ad”) (including acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

     4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801
     6. Member. The name and the business, residence or mailing address of the Member is as follows:
Vertex Aerospace LLC
555 Industrial Drive South
Madison, MS 39110-9073
     7. Powers.
     (a) The business and affairs of the Company shall be managed by the Member. The Member shall be a “manager” within the meaning of the Act and shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware and all powers and authorities, statutory or otherwise, that were possessed by the Member prior to the Acquisition. In connection with the foregoing, the Member hereby is authorized and empowered to act through its officers and employees, the officers and employees of the Company and other persons designated by the Member in carrying out any of and all its powers and authorities under this Agreement, and to delegate any of and all the powers and authorities that the Member possesses under this Agreement to any of its officers and employees, to any officers and employees of the Company and to any other person designated by the Member.
     (b) The Member may, from time to time, designate a President, a Treasurer and a Secretary of the Company. The Member also may designate one or more Vice Presidents and one or more other officers. Each such officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. The Member may remove any officer, in each case with or without cause at any time, but such removal shall be without prejudice to the contractual rights, if any, of such officer with the Company. Any individual may hold more than one office. Any officer also may serve as officer, employee or agent of a Member or any of its affiliates.
     (c) Subject to Section 7(a) and 7(b), the duties of the following officers (if designated) will be as follows:
          (i) President. The President shall manage the day-to-day operations of and business of the Company, subject to control, supervision and oversight of the Member.
          (ii) Vice President. The Vice President or if there shall be more than one, the Vice Presidents, in the order of their seniority unless otherwise specified by the Member, shall have all the powers and perform all the duties of the President during the absence or inability to act of the President. Each Vice President also shall have such other powers and perform such other duties as shall from time to time be prescribed by, or pursuant to authority delegated by, the Member or the President. A Vice President may be designated as an Executive Vice President, a Senior Vice President or a Vice President with a functional title.
          (iii) Secretary. The Secretary shall record the proceedings of the meetings of the Member in a book to be kept for that purpose, and shall give notice as required by law or this Agreement of all such meetings. The Secretary shall have custody of the seal of the Company, if any, and of all books, records and papers of the Company, except such as shall be in the charge of the Treasurer or of some other person authorized to have custody and possession thereof by resolution of the Member. The Secretary also shall have such other powers and perform such other duties as shall from time to time be prescribed by, or pursuant to authority delegated by, the Member or the President.
          (iv) Treasurer. The Treasurer shall keep full and accurate accounts of the receipts and disbursements of the Company in books belonging to the Company, shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in such depositories as may be designated by the President or the Member. The Treasurer also shall have other powers and perform such other duties as shall from time to time be prescribed by, or pursuant to authority delegated by, the Member or the President.
     (d) The Member hereby is designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendment of the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     (e) The Company may (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner in a partnership, a member of a limited liability company and a stockholder of a corporation, and (ii) borrow money (on such terms and conditions as the Member may determine) in connection with its business.
     8. Term. The term of the Company shall continue until the Company is dissolved in accordance with the Act.
     9. Capital Contributions. The Member shall be deemed to have contributed to the Company an amount equal to the fair market value of the assets of the Company as of effective time of the Acquisition less the fair market value of the liabilities of the Company as of effective time of the Acquisition.
     10. Additional Contributions. The Member is not required to make any additional capital contributions to the Company.
     11. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member

     12. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member,
     13. Assignments. The Member may assign in whole or in part its limited liability company membership interests in the Company.
     14. Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Except as otherwise expressly required by law or pursuant to this Agreement, the Member shall have no liability in excess of (a) the amount of its capital contributions, and (b) its share of any assets and undistributed profits of the Company. As used in this Agreement, “Covered Person” means the Member, any affiliate of the Company, and any of the officers, directors, stockholders, partners, members, managers, trustees, employees, representatives or agents of the Member, the Company or an affiliate of the Company.
     15. Exculpation. Subject to any contrary agreements that may exist from time to time, (a) to the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct, and (b) Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.
     16. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person for any loss, liability, damage, claim or expense (including reasonable attorneys’ fees, whether in an action involving a third party or between the Company and such Covered Person) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, liability, damage, claim or expense incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions. Any obligation under this Section 16 shall be provided out of and to the extent of the Company’s assets only, and no Covered Person shall have any personal liability for any indemnification obligation.

     17. Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable attorneys’ fees) incurred by a person who may be entitled to indemnification under this Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the person(s) who may be obligated to indemnify under this Agreement prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the indemnifying party of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified pursuant to Section 16.
     18. Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such proceeding; provided, however, that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Sections 16 and 17, except to the extent that the Company’s ability to defend the proceeding is prejudiced by such failure. If any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), the Company shall be entitled, upon notice to the Covered Person, to assume the defense of such proceeding with counsel selected by the Company; provided, however, that the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense. Once the Company gives notice to the Covered Person that it will assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.
     19. Insurance. The Company may purchase and maintain insurance, to the extent, in such amounts and on behalf of such persons as the Member shall deem reasonable; this insurance may cover any liability that may be asserted against (or expenses that may be incurred by) any such persons in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such persons under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons that differ from the provisions of Sections 14 through 18. The Company also may adopt written procedures pursuant to which arrangements are made for the funding of obligations arising under Sections 16 and 17 and containing such other procedures regarding indemnification as the Company reasonably deems appropriate.
     20. Limited Liability Company Membership Interests. The limited liability company membership interests in the Company held by the Member are represented by a certificate (the “Ownership Certificate”). Promptly following the closing of the Acquisition, the Member shall surrender the Ownership Certificate to the Company for cancellation. Effective upon such cancellation, the limited liability company membership interests in the Company shall cease to be represented by certificates and shall be held by the Member as uncertificated limited liability company membership interests in the Company

     21. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.
     22. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
     23. Governing Law. The laws of the State of Delaware (without reference to its choice of laws principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Member.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the time and date first above written.

VERTEX AEROSPACE LLC,
as sole member

By:	L-3 COMMUNICATIONS INTEGRATED SYSTEMS L.P., its sole member

	By:	L-3 COMMUNICATIONS AIS GP CORPORATION, its sole general partner

	By:	/s/ Christopher C. Cambria

Christopher C. Cambria
Vice President and Secretary